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Frontier Airlines Reports May Net Profit of $1.1 Million

Represents Seventh Consecutive Month of Operating Profit

DENVER (June 25, 2009) –– Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today reported a net profit of $1.1 million for the month of May and its seventh consecutive monthly operating profit. The results were filed in the Company’s unaudited Monthly Operating Report for May 2009.

Frontier reported a consolidated operating profit of $11.7 million for the month of May 2009, compared to an operating loss of $16.5 million for the same period in 2008, and a total consolidated net income of $1.1 million compared to a net loss of $22.0 million for May 2008. Excluding special items, the Company would have reported net income of $5.6 million, or a net margin of 6.3 percent in May 2009, compared to a net loss of $4.9 million, or a negative margin of 4.1 percent in 2008.  Excluding special items, the operating profit for the month was $7.6 million versus an operating loss of $2.5 million in May 2008.

Special items for the month of May 2009 included:
▪	Reorganization costs of $8.5 million, including a book loss of $7.5 million on an aircraft sale
▪	A charge of $0.2 million related to the retirement of debt for an aircraft sold during the month
▪	An unrealized mark-to-market gain of $4.2 million on fuel hedge contracts

Special items for the month of May 2008 included:
▪	Reorganization costs of $2.8 million, primarily related to professional and other bankruptcy-related fees
▪	A book gain of $9.2 million on the sale of two aircraft
▪	A charge of $0.2 million related to the retirement of debt on for the two aircraft sold during the month
▪	An unrealized mark-to-market gain of $23.1 million on fuel hedge contracts

Operational results for the month of May 2009 included:
▪	A 14.9 percent year-over-year mainline capacity reduction
▪
Mainline unit cost excluding fuel (CASM ex-fuel) was 5.70 cents, compared to 5.41 cents in May 2008 (Note: excluding gains on aircraft sales in May 2008, CASM ex-fuel was 6.32 cents, resulting in 9.1 percent reduction in May 2009)

▪
Mainline total unit cost (CASM) was 7.56 cents, a 30.8 percent reduction compared to May 2008 (Note: excluding special items in 2009, mainline CASM was 8.01 cents, a 16.8 percent reduction compared to mainline CASM ex-items in May 2008)

▪	Mainline passenger revenue (PRASM) was 8.22 cents, down 12.3 percent from the previous year
▪	Mainline total unit revenue (RASM) was 9.02 cents, an 8.7 percent decrease from May 2008

“Despite continued capacity reductions and a year-over-year decline in passenger revenue, we have managed to produce an operating profit for seven consecutive months,” said Frontier President and CEO Sean Menke. “The positive results for the month of May are the result of the Company’s effort to be one of the lowest cost operators in North America.  The dedication and efforts put forth by all employees has allowed us to achieve these results once again.”

On April 1, 2009, the beginning of the fiscal year, the Company adopted EITF 08-3, “Accounting by Lessees for Maintenance Deposits”, on the accounting for maintenance deposits under an arrangement accounted for as a lease.  Prior to the implementation of EITF 08-03, the Company recorded its maintenance deposits paid, or supplemental monthly payments under aircraft lease agreements, as an expense when paid.  The Company recorded a cumulative effect of a change in accounting principal in April 2009 of $125.1 million as an adjustment to retained earnings, and will record these payments as deposits on the balance sheet and expense maintenance as incurred.  The results for April and May 2009 include the adoption of this accounting standard.

Companies in Chapter 11 bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2009.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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